Exhibit 4.15

Controlled number: YB/ZY-PM-018

Jiangxi Yibo Electronic Technology Co., Ltd.

Procurement Agreement

Party A: Jiangxi Yibo Electronic Technology Co., Ltd.	contract NO NO：

Registered address: Yibo Industrial Park, No.756 Photovoltaic	place of signing：

Road, High-tech Development Zone, Xinyu City, Jiangxi Province

Company ID:

Party B: Zhongshan Yuanshiwei Technology Co., Ltd.	Signing date:[2026][1][1]month

Registered address: 7th Floor, Building 2, No.20 Wanli Road, Dabu

Village, Sanxiang Town, Zhongshan City

-1 room

Company ID: N305

Scan All-in-One King
The scanning app used by 300
million people

Controlled number: YB/ZY-PM-018

1.	The Transaction Terms Between Party A and Party B Shall Be Standardized Through Equal Negotiation With Party B, and This Agreement Is Hereby Executed.

II. Standardization of Product Name for Order Placement

The Purchase Order formulated under this agreement shall specify material codes, names, specifications, quantities, prices, delivery dates, and payment terms, with all details subject to the actual content specified in the Purchase Order.

III. Definitions

1. Products: Refers to the products and components involved in this agreement, as well as the related design, research and development, testing, and services agreed upon by both parties under this agreement.

2. Specifications: Refers to the product specifications, raw material inspection standards, and sample sealing conditions formulated by Party A or agreed upon by both Party A and Party B.

3. Acceptance criteria: Refers to the testing and inspection standards adopted by Party A during product acceptance.

4. Trade Secrets: Refers to information about the other party (including its affiliated enterprises) obtained by either party at the time of executing this Agreement or through its use hereunder, including but not limited to trade secrets, proprietary technologies, inventions, technical know-how, manufacturing processes, coding, diagrams, designs, specifications, costs, pricing, orders, sales and marketing plans (including strategic planning and deployment), business opportunities, personnel data, R&D materials, customer information, and financial data.

5. Defective products: Refers to products that fail to comply with the inspection/acceptance procedures or methods specified by Party A, exhibit any manufacturing, design, material, or documentation defects, or pose potential risks to personal or property safety, as well as products that cannot meet Party A’s production requirements or customer demands.

6. Intellectual property rights: refer to patent rights, trademark rights, copyright, specialized technology, industrial design, trade secrets, and other similar intangible property rights, including but not limited to the rights, implementation rights, and application rights covered by them.

7. Related party: refers to a company that has a controlling or controlled relationship with one party to this contract, or is jointly controlled by another party.

8. Price: Refers to the agreed price (including currency) for products or services determined through mutual negotiation between both parties. Unless otherwise specified in the purchase order, the unit price and total order amount under this agreement are tax-inclusive, covering value-added tax, transportation and handling fees, design fees (if applicable), installation and commissioning fees (if applicable), packaging costs, technology licensing fees (if applicable), technical training and service fees (if applicable), insurance premiums (if applicable), raw material depreciation, repair costs and spare parts expenses during the warranty period, as well as all relevant taxes and miscellaneous fees required for contract performance. The price also includes all fluctuations caused by wage variations, exchange rate fluctuations, and other factors during the contract execution period, constituting a lump-sum price.

IV. Scope of Application of This Agreement

This Agreement shall govern all sales transactions between the buyer and the seller during its validity period, unless otherwise expressly agreed by both parties.

V. Quality Agreement:

1、 Basic Requirements ：

1.1 The product quality of Party B shall comply with relevant national laws and regulations as well as the provisions of this agreement.

1.2 Party B shall confirm and implement Party A’s product specifications, raw material inspection standards, and sample seals.

Department: PMC Version: A/5

Scan All-in-One
2	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

1.3 Party B shall establish a comprehensive quality assurance system, possess effective testing methods and process control capabilities, and maintain the capacity for continuous quality improvement to ensure that the quality and consistency of delivered products meet Party A’s requirements.

1.4 Party B shall be responsible for the timely return or replacement of defective materials. In case of losses incurred by Party A, Party B shall bear corresponding compensation, including labor costs for sorting, processing, and repairs, price differences for temporarily substituted seasonings not improved within the promised timeframe, and quality losses of shipped products.

1.5 Party B shall sign the “Material Batch Pass Rate” quality control indicator with Party A as confirmation of qualified supplier status.

1.6 If Party B’s material quality is unstable or there is a major quality dispute, Party A has the right to entrust relevant authorities to test Party B’s materials,and notify Party B in writing,and all testing costs shall be borne by Party B.

1.7 Party B shall provide a written response within 48 hours of receiving quality complaints from Party A, detailing the root cause, interim corrective actions, long-term improvement measures, and completion milestones. If the cause remains unidentified, both parties shall conduct an on-site verification at Party A’s facility within 72 hours to confirm the issue and submit a detailed explanation along with the remediation plan. Should the defect involve specific material batches, Party B must notify Party A of all traceable defective batches within the same timeframe.

1.8 If Party B’s products experience sudden quality incidents without prior notice to Party A, and Party A fails to pass inspections for three consecutive batches or more, resulting in significant disruption to Party A’s product delivery schedule, Party A shall have the right to urgently arrange temporary on-site inspections based on actual circumstances. Party B shall bear temporary on-site inspection labor costs of 300 yuan per person per day plus travel expenses. The on-site inspection arrangement may only be terminated after the product quality stabilizes (with five consecutive IQC lot inspections passing) and no further impact on qualified product delivery is observed.

2、 Provide Party A With Complete Relevant Quality Information:

2. 1. Import Stage:

2-1.1 Party B shall provide Party A with material specifications (including physical properties and key process parameters), testing standards, and product reliability verification reports. Where specialized testing requirements apply, dedicated testing equipment shall be provided. These specifications shall be jointly verified with Party A’s technical personnel. All mutually confirmed standards, parameters, drawings, and samples shall be retained by both parties for subsequent verification purposes.

2 2. Mass Production Procurement Phase:

2.2.1 During the bulk procurement phase by Party A from Party B, Party B shall provide the factory inspection report for each batch of materials (including inspection items meeting the standards agreed upon by both parties, material batch traceability code, shipment date, production date, Party B’s code, and Party A’s material code).

2.2.2 The materials supplied by Party B shall be labeled on the outer packaging in accordance with the format and content required by Party A, including the material batch traceability code,shipping date,production date,Party B code,Party A’s material code, etc.;

3、 5M1E Change Management:If Party B’s Materials Require Any Process Changes, They Must Submit a Written Application to Party A in Accordance With the Specified Timelines and Obtain Approval.

Party A shall conduct batch delivery only after providing written confirmation of compliance; otherwise, it shall be deemed as failure to notify within the stipulated timeframe.

Change level	Class	Time limit
One-level	Material replacement (excluding chip upgrades) and formula modification Moving to a new place	3 months
Two stage	Cancel or add processes, update dimensions, and add molds	1 month
Three-level	Non-functional change appearance	15 days

Department: PMC Version: A/5

Scan All-in-One
3	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

4、 Quality Objectives and Management Requirements:

4.1 Quality Objective:

Monthly incoming material batch pass rate ≥ 98%(Incoming material batch pass rate = Qualified incoming batches / Total incoming batches × 100%)

4.2 Management Requirements:

Class	Assessment Items	Criteria of assessment	Evaluation mode	Account form
	4.2.1 Material batch pass rate	Monthly incoming material batch pass rate not meeting standards:	A penalty of 1,000 yuan will be deducted from the current month’s payment.	Monthly
		The material batch qualification rate has failed to meet standards for two consecutive months (excluding cases where a grace period for acceptance was requested).	The assessment fee of 5,000 yuan will be deducted from the monthly payment.	Monthly
	4.2.2 Accuracy of Incoming Material Factory Release Reports and Packaging Labeling	The incoming materials lack a factory inspection report, or the inspection items in the report fall short of the standards agreed upon by both parties (as specified in Section 2.2.1 above).	Inspection items shall be less than the signed standard: 100 yuan for absence of factory inspection report, 200 yuan for non-compliance, and direct rejection for ≥ three batches.	Per transaction
		The incoming materials are either not labeled or have incorrect labels that do not meet Party A’s requirements (as specified in Section 2.2.2 above).	5 yuan per box	Per transaction
		Trace batch code not pasted	Unconditional batch rejection for single batch
			Compensate Party A for delivery delay losses caused by batch returns	Per transaction
General noncon- formity of quality		Selectable categories for defective incoming materials: 1、 Defective materials causing factory rework (sorting, processing); 2、 Defective materials causing overseas rework:	Rework time in the factory: ¥18 per hour per person Overseas rework hours: $20/hour/person	Per transaction
Syncretic class	4.2.3 Substandard Incoming Materials	The same issue occurred twice: 1、 Defective materials causing factory rework (sorting, processing); 2、 Defective materials causing overseas rework:	Rework time per person per hour in the factory: ¥18 Overseas rework hours: $20/hour/person*2	Per transaction
The same issue occurred more than 2 times: 1、 Defective materials causing factory rework (sorting, processing); 2、 Defective materials causing overseas rework:

Processing/Rework/Line Stoppage: ¥18 per hour/person* times Overseas Rework: $20 per hour/person* times

Temporarily withhold the payment for this material for the current month and make the payment after it meets the required standards.

Per transaction
		Both parties confirm that quality issues in the products delivered by Party A are caused by defective materials from Party B.	Party B shall bear all losses incurred by Party A due to finished products, including but not limited to customer claims, price differences from temporary switching to alternative suppliers, logistics losses, rework costs, and production line downtime.	Per transaction

Department: PMC Version: A/5

Scan All-in-One
4	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

4.2.4 Timeliness rate of abnormal response

Failure to provide a written response within 48 hours regarding interim measures, reasons, and long-term improvement milestones, or submission of arbitrary or false responses without prior review and approval.

Failed to communicate with our company regarding the extension deadline and received no response

		100 yuan/day	Per day
Quality Red Line Category	4.2.5 Material improvement effectiveness; The monthly average material qualification rate failed to meet the contractual standards for three consecutive months.

1、 A single violation results in an immediate fine of 10,000 yuan.

2、 Party B shall compensate Party A for all losses as determined by Party A’s accounting (including but not limited to customer claims, price differences from temporary third-party supplier engagements, logistics costs, rework expenses, and production line downtime losses).

3、 Party A has the right to suspend payment of the goods, and the payment shall be made only after both parties reach an agreement on compensation for losses.

Per transaction
4.2.6 Violation of 5M1E change management procedures, resulting in losses due to unauthorized modifications
4.2.7 Losses caused by defective products such as non-compliant items, expired products, or stagnant inventory
4.2.8 Issuance of false factory inspection reports without conducting standard inspections

4.3. Party B shall ensure that the product shelf life complies with Party A’s requirements and national regulations. In the absence of explicit national provisions or where the stipulated standards fall below Party A’s requirements, the following criteria shall apply:

Quality warranty period: The product quality warranty period shall be 3 years from the date of Party A’s acceptance and approval.

4.4 After-sales Service

Party A reserves the right to conduct annual audits of Party B’s quality assurance system. Party B shall be subject to Party A’s inspections of its quality system and production processes at any time, and shall provide necessary documentation and full cooperation. Party A may hold quality review meetings with Party B when necessary, and Party B shall cooperate accordingly.

Party B must provide materials compliant with EU ROSH, REACH regulations and domestic/international environmental standards. Should Party B’s materials fail to meet these requirements, resulting in penalties for Party A, Party B shall be liable for all associated losses.

VI. Product Delivery:

1. Party B shall deliver the goods in accordance with the “Purchase Order” signed by both parties or other written requirements, including but not limited to model, specifications, quantity, price, delivery date, delivery location, quantity, and quality. Party B shall purchase transportation insurance for the goods, with the costs borne by Party B.

2. Party B shall attach a delivery note with official seal or delivery-specific stamp upon delivery. The delivery note must include material codes, quantities, specifications, and other relevant documentation. Otherwise, Party A reserves the right to reject the goods.

3. Upon Party A’s preliminary inspection of product packaging, appearance, and quantity, Party A shall sign the delivery receipt on Party B’s delivery note. The visual inspection of products shall not be construed as confirmation of Party B’s product quality compliance. Party A reserves the right to raise objections regarding concealed defects during the warranty period. Final delivery shall be based on the quantity of products that pass Party A’s quality inspection and are warehoused. Party B shall bear all risks of cargo damage or loss prior to Party A’s approved warehousing.

4. Liability for breach of delivery of Purchase Order:

4.1 If Party B fails to deliver the goods within the mutually agreed delivery period, Party B shall be liable for all work hours affected by Party A’s production line shutdown. The compensation shall be calculated as: 18 yuan per hour multiplied by the number of hours and affected personnel. Party B shall also bear all additional costs incurred due to container delays caused by Party A. In case of delayed delivery, Party B shall compensate Party A for all resulting losses.

Department: PMC Version: A/5

Scan All-in-One
5	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

Losses, including but not limited to actual losses, as well as indirect losses such as increased costs for replacing alternative suppliers, cancellation fees for related customers or freight orders, and claims from Party A’s customers;

4.2 If Party B fails to resolve batch material quality anomalies within the committed timeframe or consistently fails to meet Party A’s delivery requirements, resulting in Party A having to procure materials from alternative suppliers, Party B shall bear all additional costs incurred, including material price surcharges and container delivery delays.

4.3 In case of exceptional circumstances (such as fluctuations in Party B’s production capacity or cost increases), Party B shall promptly consult Party A. Without Party A’s prior consent, Party B shall deliver goods in accordance with Party A’s Purchase Order requirements. Party B is prohibited from unilaterally suspending shipments or refusing to accept Party A’s orders. Should Party B’s unilateral cessation of shipments or refusal to accept orders result in losses to Party A, Party A reserves the right to suspend payment of future payments to Party B and may hold Party B liable for losses incurred due to production suspension.

VII. Method of Payment for Goods

1. The reconciliation period for monthly settlement terms covers qualified inbound transaction amounts from the 26th of the previous month to the 25th of the current month. Both parties shall confirm the reconciliation statement by the 10th of the following month. If Party B fails to cooperate with the reconciliation on time, the corresponding payment settlement will be deferred to the month following reconciliation completion, and all resulting liabilities shall be borne by Party B.

2. Party B shall issue invoices for the goods from the previous month’s transactions to Party A by the 20th of the following month, in accordance with the invoice terms specified in the order. If Party B fails to provide valid invoices meeting the requirements on time, Party A reserves the right to suspend payment of outstanding amounts (including payments from Party A’s affiliated companies), and Party B shall bear all resulting liabilities.

3. Settlement shall be conducted according to the agreed payment terms between both parties, with the regular payment period being from the 10th to the 15th of each month (postponed in case of holidays, and other special arrangements shall be subject to mutual agreement). Payments shall be made via bank transfer or acceptance bill.

VIII. Liability for Breach of Contract

1. The losses incurred by Party A under this Agreement include, but are not limited to, direct losses, loss of foreseeable profits at the time of agreement execution, damage to business reputation, indirect losses such as claims from Party A’s clients, as well as related expenses including attorney fees, litigation costs, preservation fees, insurance premiums, appraisal fees, and notarization fees incurred in loss mitigation or compensation recovery efforts.

2. Without the prior written consent of Party A, Party B shall not assign any rights or obligations under this Agreement to any third party. Party A reserves the right to reject any unauthorized transfer by Party B and claim compensation for all resulting losses.

3. If Party B fails to provide valid invoices that comply with regulations, or if the issued invoices cannot be properly used for tax deductions, Party A has the right to demand compensation of 50% of the invoice amount as liquidated damages.

IX. Confidentiality

1. The materials provided by Party B to Party A shall not be deemed confidential or proprietary unless otherwise expressly stated in writing by Party B.

2. All trade secrets and intellectual property rights, including procurement agreements, orders, samples, technical drawings, customer information, sales and marketing plans (including planning and deployment), signed by both parties shall not be disclosed by either party without obtaining written consent from both parties.

X. Intellectual Property Rights Guarantee:

Party B shall ensure that the delivered products do not infringe upon third-party intellectual property rights. In the event of any infringement, Party B shall bear all legal and economic liabilities arising therefrom and compensate Party A for any losses caused by such infringement.

Department: PMC Version: A/5

Scan All-in-One
6	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

XI. Force Majeure:

1. Force majeure refers to objective circumstances that are unforeseeable, unavoidable, and insurmountable.

2. If the agreement cannot be performed due to force majeure, the party shall promptly notify the other party and provide evidence within a reasonable period.

3. Based on the extent of force majeure’s impact on the agreement, both parties shall negotiate to determine whether to amend or terminate the agreement.

XII. Law Applicability and Dispute Resolution:

1. This Agreement and its supplementary agreements shall be governed by the laws of the People’s Republic of China.

2. In case of disputes between the parties that cannot be resolved through negotiation, jurisdiction shall lie with the court at Party A’s domicile.

XIII. Duration of Agreement (3 Years):

1 The validity period of this agreement shall be from January 1, 2026 to December 31,2028.

14. Entry Into Force of the Agreement:

1. This agreement shall come into force upon confirmation, signature and seal by both parties.

2. Matters not covered herein shall be subject to a supplementary agreement to be executed by both parties. Such supplementary agreement shall be inseparable from this agreement and shall have equal legal effect.

3. This agreement is executed in duplicate, with one copy retained by Party A and one by Party B, both copies being equally legally binding.

XV. Others:

Party B shall possess lawful business qualifications and be responsible for providing valid business operation certification documents. During the supply process, Party B must comply with relevant national laws and regulations. Any violations shall result in full liability borne by Party B.

Department: PMC Version: A/5

Scan All-in-One
7	A scanning app used by 300 million people

Controlled number: YB/ZY-PM-018

16. Contact Information and Contact Persons Confirmed in Writing by Both Parties

The email addresses, contact details, and other information provided herein constitute valid written communications and confirmations between both parties regarding the performance of this contract.

Party A Contact Information: Contact	Party B contact information:
Person:	contacts：

e-mail address：	e-mail address：

Contact number: 0790-7081031	contact number：

Party A (Party A): Name of Unit (Chapter):	Party B (Party B): Zhongshan Yuanshiwei Technology Co., Ltd. Company Name (Signature):

Organization address:	Organization address:

legal representative：	legal representative：

entrusted agent：	entrusted agent：

Department: PMC Version: A/5

Scan All-in-One
8	A scanning app used by 300 million people